Exhibit 99.1

Open Energy Enters Into $4.7 Million Financing Agreement with The Quercus Trust

Announces Management Succession

SOLANA BEACH, Calif.—(BUSINESS WIRE)—Sept. 22, 2008—Open Energy Corporation (OTCBB:OEGY) today announced that it has entered into a definitive financing agreement with The Quercus Trust, one of the leading cleantech venture funds in North America. Under the terms of this agreement, Quercus has committed to invest $4.7 million in Open Energy, consisting of $4.2 million in cash and $500,000 in the form of debt forgiveness on a prior loan Quercus had made to the Company. In exchange, Open Energy will issue to Quercus warrants to purchase a total of 235,000,000 shares of common stock, at a price of $0.02 per warrant, with an exercise price of $0.067 per share. On September 18, 2008, the Company received $1.5 million in gross proceeds pursuant to the financing agreement, and issued 75,000,000 warrants to Quercus. The remainder of the financing is expected to close near the end of September 2008.

Quercus is recognized as one of the leading cleantech venture funds in North America with strategic investments in the clean technology areas of solar, water, biofuels, wind and batteries. Quercus is known to provide more value than just funding and take a longer-term view of invested capital combined with their industry expertise and relationships.

Open Energy also announced key management changes which are expected to become effective with the closing of the remainder of the Quercus investment. The Board of Directors will consist of five members, three of whom will be appointed by Quercus, David Anthony (Managing Partner of 21Ventures), Joe Bartlett (The Quercus Trust), and Dr. Gary Cheek (independent solar expert). The two additional board sets will be represented by management, and an outside director. David Field, the current president and chief operating officer, will lead the board as Chairman as well as assume the role of chief executive officer effective October 31, 2008. Kenneth Potashner will remain on the board as an independent director. David Saltman will resign his position as Chairman of the Board of Directors and, effective October 31, 2008, as chief executive officer.

David Field stated, “On behalf of Open Energy, I would like to extend my sincere gratitude to David Saltman, Doug Ward and Steve Kemper for their outstanding service to the Company. In particular, I would like to thank David Saltman for his leadership and the pivotal role he played in the formation of Open Energy and wish him every success in his professional career.”

David Saltman, who founded Open Energy in 2005, said, “I have complete confidence in the abilities of Mr. Field and the leadership team at Open Energy. They have developed an award-winning line of proprietary building integrated products, built a powerful marketing channel for them, and transitioned to a low cost, high volume outsource strategy. This coming year, Open Energy will focus on financed solutions for its residential customers. The continuing support of The Quercus Trust is a testament to the strength of the team and its growth initiatives, and I personally look forward to a very bright future for Open Energy.”

David Field stated, “We appreciate that Quercus Trust distinguishes value in our products, innovative solutions and unique approach to our market. Their expanded commitment in both capital and strategic resources will be instrumental to the implementation of our business plan. Quercus brings to the table tremendous investment leverage based on their industry expertise and contacts. With our competitive product advantages, our partnership with Eagle Roofing, and with Quercus as our financial partner, we are well positioned to achieve long-term growth in the solar industry.”

David Anthony, Managing Partner of 21Ventures, and who is expected to assume the role of Chairman of the Audit Committee, added, “We anticipate that the added capabilities our strategic investments offer will be integral to Open Energy’s long term growth objectives and we look forward to working closely with the management team to build stronger, more stable relationships throughout the solar industry.”

About Open Energy Corporation

Open Energy is a renewable energy company focused on development and commercialization of a portfolio of solar technologies capable of delivering power and related commodities on a global basis. Open Energy offers award-winning, building-integrated photovoltaic (PV) roofing systems for residential, commercial and industrial applications. Marketed under the trade name SolarSave(R), the current product line includes PV tiles, roofing membranes, and custom architectural glass panels, as well as integrated inverters and web-based monitoring systems. The Company’s mission is to harness the power of the sun to deliver renewable energy solutions to its customers. For more information on Open Energy, please visit www.openenergycorp.com.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, customer demand for it products, the Company’s ability to scale up manufacturing to meet demand, and other factors over which Open Energy Corporation has little or no control.

CONTACT: Open Energy Corporation

Investor Relations

Integrated Corporate Relations

John Mills, 310-954-1100

jmills@icrinc.com

or

Open Energy Corporation

Corporate Contact

David Field, President

858-794-8800

dfield@openenergycorp.com

SOURCE: Open Energy Corporation